Exhibit 10.2

Form of

ARRIS INTERNATIONAL PLC

and

[DIRECTOR]

DEED OF INDEMNITY

THIS DEED is made this  •   day of  •, 201•.

BETWEEN:

(1)	ARRIS International plc, being a company incorporated in England and Wales with registered number 09551763 and whose registered office is at 20-22 Bedford Row, London, England, WC1R 4JS (the “Company”); and

(2)	•of • (the “Director”),

each a “Party” and together the “Parties”.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.	In this Deed each of the following words and expressions shall have the following meanings unless expressly stated otherwise:

“2006 Act” means the Companies Act 2006 as amended from time to time;

“Applicable Law” means any relevant legal or regulatory restriction which in any way limits or defines the scope of an indemnity or funding obligation which may be given by the Company in respect of the matters contained in this Deed;

“Application For Relief” means an application made by the Director to the court under section 661(3), section 661(4) or section 1157 of the 2006 Act;

“Associated Company” has the meaning given in Article [127] of the Company’s articles of association;

“Board” means the board of directors of the Company;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London;

“Claim” has the meaning set out in clause 3.1]

“D&O Insurance” means Directors’ and Officers’ Liability Insurance;

“Final” in relation to any conviction, judgment or refusal of relief, has the meaning given in sections 234(5) of the 2006 Act;

“Funding Obligation” has the meaning set out in clause 3.2;and

“Liability” has the meaning set out in clause 3.1;

1.1	a reference to a clause or schedule (other than to a schedule to a statutory provision) shall be a reference to a clause or schedule (as the case may be) of, or to, this Deed and reference to a paragraph shall be to a paragraph of the relevant schedule;

1.2	the contents page and headings are for convenience only and shall not affect the interpretation of this Deed;

1.3	a reference to this Deed includes this Deed as amended or supplemented in accordance with its terms;

1.4	words in the singular shall include the plural and vice versa and a reference to one gender includes other genders; and

1.5	a reference to a statute, statutory provision, regulation or regulatory provision is a reference to it as amended, extended or re-enacted from time to time.

2.	D&O INSURANCE

2.1	The Company shall take reasonable steps required to purchase and maintain D&O Insurance to insure the Director (and, in the event of the Director’s death, the Director’s estate) in respect of

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the Director’s appointment as a director of the Company and any Associated Company during the period of the Director’s appointment and for at least six years thereafter, to the extent that such insurance can be obtained at such cost and on such terms as the Board considers to be reasonable.

2.2	The Company shall not be in breach of its obligations under this clause 2 where its inability to purchase and maintain D&O Insurance to insure the Director is attributable to a failure by the Director to comply with the Director’s obligations to any insurer or any failure to meet or comply with a condition of the coverage of the D&O Insurance is attributable to acts or omissions of the Director.

2.3	The Company shall ensure that on request the Director is provided with a copy, or summary of the terms, of the Company’s current D&O Insurance policy, to the extent it relates to the Director.

3.	INDEMNITY AND FUNDING

3.1	As they are incurred, the Company agrees to indemnify the Director in respect of all reasonable costs, charges, losses, liabilities, damages and expenses, including those referred to in clause 3.2 (each a “Liability”) arising out of any investigation, demand, claim, action or proceeding, (whether in relation to civil or criminal proceedings or in connection with regulatory actions or investigations) brought or threatened against the Director in any jurisdiction for negligence, default, breach of duty, breach of trust or otherwise, or relating to any Application for Relief, in respect of the Director’s acts or omissions whilst in the course of acting or purporting to act as a director of the Company or of any Associated Company or which otherwise arises by virtue of the Director holding or having held such a position (a “Claim”).

3.2	Without prejudice to the generality of clause 3.1, the Company agrees to provide the Director with reasonable funds to meet expenditure incurred or to be incurred by the Director in defending (or in the case of an Application for Relief, making) any Claim (the “Funding Obligation”). Any funds provided under this clause 3.2 shall:

3.2.1	be requested from the Company in writing by the Director;

3.2.2	not be subject to accrual of interest on any amount of the funds; and

3.2.3	not be subject to repayment of any amount of the funds by the Director except as stated in clause 4.1.5.

3.3	The indemnity in this clause 3 is enduring and continues for the benefit of the Director notwithstanding that he may cease to be a director, officer or employee of the Company or any Associated Company (as the case may be) and applies, for the avoidance of doubt, in respect of acts or omissions (and the Director’s position as a director of the Company) both before and after the execution of this Deed.

4.	EXCLUSIONS AND LIMITATIONS

4.1	Clause 3 is subject always to the following exclusions and limitations:

4.1.1	it will not apply to any Claim or Liability to the extent prohibited by the 2006 Act;

4.1.2	it will not apply to the extent that any recovery is made by or on behalf of the Director under any policy of insurance;

4.1.3	it will not apply to any Liability incurred by the Director to the Company or any Associated Company;

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4.1.4	it will not apply to any fines imposed on the Director in criminal proceedings or sums payable by the Director to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising);

4.1.5	the Director will not be entitled to be indemnified under clause 3 and shall repay to the Company any amount paid by the Company under the Funding Obligation or otherwise under this Deed in respect of legal or other expenses or any other Liability incurred by the Director in defending, or in connection with, the Claim (including for the avoidance of doubt, any amount paid pursuant to clause 8.2):

(A)	in respect of any Claim brought by the Company or any Associated Company, in the event that judgment is given against the Director in relation to that Claim;

(B)	in respect of any Claim which the Board in its absolute discretion determines as arising out of the Director’s fraud, wilful default;

(C)	in respect of any criminal proceedings brought against the Director, in the event that the Director is convicted;

(D)	in respect of any Application For Relief brought by the Director, in the event that the court refuses to grant the relief applied for,

and such repayment must be made no later than the date on which the relevant judgment becomes Final; and

4.1.6	it will not apply to any Claim against the Director arising from any acts of the Director which, directly or indirectly, result in the summary dismissal of the Director by the Company or any Associated Company.

5.	NOTIFICATIONS AND CO-OPERATION

5.1	Without prejudice to clause 3, the Director shall (unless, and to the extent, waived by the Company at its sole discretion):

5.1.1	give notice to the Company as soon as reasonably practicable after becoming aware of any Claim or any circumstance that may reasonably be expected to give rise to a Liability under this Deed;

5.1.2	as soon as reasonably practicable after a request from the Company provide the Company with written details of the Liability incurred by him, providing such level of detail, and evidence, of the Liability as may reasonably be requested by the Company;

5.1.3	not take or omit to take any action which the Director should reasonably be aware would prejudice the Company’s ability to recover the loss in respect of the Claim or Liability under any applicable policy of insurance maintained by the Company;

5.1.4	take all steps and carry out all actions reasonably required to recover under any applicable policy of insurance and, if applicable, assist the Company in taking all steps and carrying out all actions reasonably required to obtain such recovery;

5.1.5	except where the Claim is brought by the Company or an Associated Company forward a copy of every letter, claim or other document reasonably relevant to such a Claim or Liability to the Company as soon as reasonably practicable after receipt;

5.1.6	except where the Claim is brought by the Company or an Associated Company and save as required by law, not make, or permit to be made on his behalf, any admission,

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compromise, release, waiver, offer or payment relating to the Claim or Liability or take any other action reasonably likely to prejudice the ability to defend such a Claim, in each case without the prior written consent of the Company; and

5.1.7	except where the Claim is brought by the Company or an Associated Company and subject to applicable law and regulation, give full co-operation and provide such information as the Company may reasonably require, and do everything that the Company may reasonably request to enable the Company to exercise its rights under clause 6.1 or be subrogated to the extent of any payment under this Deed.

6.	CONDUCT OF CLAIMS

6.1	Except where the Claim is brought by the Company or an Associated Company, the Company or the Associated Company (as the case may be) will be entitled to take over and conduct in the Director’s name the defence or settlement of any Claim or to prosecute in his name for its own benefit any proceedings relating to a Claim.

6.2	Except where the Claim is brought by the Company or an Associated Company, if the Company or Associated Company (as the case may be) exercises its rights under clause 6.1, the Company shall:

6.2.1	consult with the Director in relation to the conduct of the Claim or proceedings on aspects of the Claim or proceedings materially relevant to the Director and keep the Director reasonably informed of material developments in the Claim or proceedings, provided that the Company or Associated Company shall be under no obligation to provide any information the provision of which is reasonably likely to adversely affect the Company’s or Associated Company’s ability to claim in respect of the relevant loss under any applicable policy of insurance;

6.2.2	take into account the Director’s reasonable requests related to the Claim or proceedings (including any settlement) on issues which may be reasonably likely to result in material damage to the Director’s reputation; and

6.2.3	have full discretion in the conduct or settlement of any Claim or proceedings relating to such Claim provided the Director is not required to make any contribution to the settlement and the settlement contains no admission of liability by the Director.

7.	PAYMENTS

7.1	The Company shall, in the event that a payment is made to the Director under this Deed in respect of a particular Liability, be entitled to recover from the Director an amount equal to any payment received by the Director under any policy of insurance or from any other third party source to the extent that such payment relates to the Liability, or if the payment received by the Director is greater than the payment made under this Deed, a sum equal to the payment made under this Deed. The Director shall pay over such sum promptly upon the Company’s request.

7.2	The Company shall pay such amount to the Director as shall after the payment of any tax thereon leave the Director with sufficient funds to meet any Liability to which this Deed applies. For the avoidance of doubt, when calculating the amount of any such tax the amount of any tax deductions, credits or reliefs which are or may be available to the Director in respect of the relevant payment under this Deed received by the Director or any payment made by the Director to a third party in respect of the relevant Liability, but no other deductions, credits, reliefs or payments, is to be taken into account. In the event that any amount is paid to the Director under this Deed but a tax deduction, credit or relief is (or becomes) available to the Director in respect of the relevant payment under this Deed, or in respect of any payment made by the Director to a

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third party in respect of the relevant Liability, which was not taken into account in calculating the amount payable in respect of the relevant payment under this Deed, the Director shall make a payment to the Company of such an amount as is equal to the benefit of such deduction, credit or relief which was not taken into account.

8.	NOTICES

8.1	Unless expressly provided otherwise in this Deed, any notice required to be given under this Deed (each, a “Notice”) shall be:

8.1.1	in writing in the English language;

8.1.2	signed in manuscript by or on behalf of the party giving it; and

8.1.3	delivered by e-mail where receipt is expressly acknowledged (and not automatic) or by hand, commercial courier or by pre-paid recorded delivery to

The Company	The Director

3871 Lakefield Drive Suwanee, Georgia 30024 USA	•

Attention: General Counsel

8.2	Either Party may amend the notice details set out above by giving written notice to the other Party in accordance with this clause 8.

8.3	In the absence of evidence of earlier receipt, a Notice shall be deemed to have been received, and shall take effect:

8.3.1	at the time of delivery, if delivered by hand;

8.3.2	in the case of a commercial courier, on the date and at the time of signature of the courier’s delivery receipt;

8.3.3	in the case of pre-paid recorded delivery, on the date and at the time of signature of the courier’s delivery receipt,

provided that, if deemed receipt occurs before 9am on a Business Day, the Notice shall be deemed to have been received at 9am on that day, and if deemed receipt occurs after 5pm on a Business Day, or on a day which is not a Business Day, the Notice shall be deemed to have been received at 9am on the next Business Day.

8.4	For the avoidance of doubt, notices under this Deed shall not be validly served if sent by email.

9.	GENERAL

Assignment

9.1	The Company may at any time assign all or part of the benefit of, or its rights and benefits under, this Deed to any Associated Company.

9.2	The Director may not:

9.2.1	assign, transfer, mortgage, charge, hold on trust or otherwise dispose (in any manner whatsoever) of the benefit of this Deed; or

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9.2.2	subcontract or delegate in any manner whatsoever its performance under this Deed, any such purported action in contravention of this clause shall be ineffective.

Severance

9.3	If any provision or part of any provision of this Deed is or becomes invalid or unenforceable in any respect under the law of any relevant jurisdiction, such invalidity or unenforceability shall not affect:

9.3.1	the validity or enforceability in that jurisdiction of any other provision of this Deed; or

9.3.2	the validity or enforceability under the law of any other jurisdiction of that or any other provision of this Deed.

9.4	If any provision of this Deed is or becomes invalid or unenforceable in any respect under the law of any jurisdiction, but would be valid and enforceable if some part of the provision were deleted, the provision in question shall apply with such deletion as may be necessary to make it valid and enforceable.

Conflicts

9.5	In so far as the provisions of this Deed conflict with any of the provisions of any Applicable Law, the provisions of the Applicable Law shall take precedence.

Variation and waiver

9.6	No variation of this Deed shall be effective unless it is in writing (which for this purpose, does not include email) and signed by or on behalf of each of the Parties. The expression “variation” includes any variation, supplement, deletion or replacement, however effective.

9.7	No waiver of any right or remedy under this Deed or provided by law shall be effective unless it is in writing and signed by the Party granting it.

9.8	The failure to exercise, or delay in exercising, any right or remedy under this Deed or provided by law shall not:

9.8.1	constitute a waiver of that right or remedy;

9.8.2	restrict any further exercise of that right or remedy;

9.8.3	affect any other rights or remedies.

9.9	A single or partial exercise of any right or remedy shall not prevent any further or other exercise of that right or remedy or the exercise of any other right or remedy.

Termination

9.10	Either party shall be entitled to terminate this Deed in their absolute discretion on giving not less than 12 months’ notice in writing to the other party, upon expiry of which this Deed shall automatically terminate and the rights and obligations under this Deed shall cease save in respect to any claims or liabilities which have arisen prior to the date of termination or those which are expressly stated in this Deed to survive the termination of the engagement of the Director.

9.11	This Deed does not modify or waive any of the duties which the Director owes as an employee, officer or director as a matter of law or under the rules of any relevant stock exchange or other regulatory body.

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Third Party Rights

9.12	Other than the rights of Associated Companies pursuant to clause 6, no term of this Deed is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Deed.

9.13	Any term of this Deed may be amended or waived without the consent of any person who is not a party to this Deed.

No set off

9.14	The Parties shall pay all amounts due under this Deed in full without any set-off or counterclaim whatsoever and without any deduction or withholding, except as expressly provided in this Deed or to the extent required by any applicable law.

Counterparts

9.15	This Deed may be executed in any number of counterparts and by each party on separate counterparts. Each counterpart shall be an original, but all the counterparts shall together constitute one and the same instrument.

Entire Agreement

9.16	This Deed constitutes the entirety of any indemnity and funding obligation given by the Company to the Director. It supersedes and expressly terminates with immediate effect all prior arrangements between the Company and the Director whether written or oral which in any way purport to indemnify him in his capacity as director of the Company. It does not, however, preclude indemnification agreements by an Associated Company, benefit plan or other entity to the extent not prohibited by Applicable Law.

Confidentiality

9.17	The Company and the Director shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into or performing this deed which relates to:

9.17.1	the existence and the provisions of this deed; or

9.17.2	the negotiations relating to this deed.

9.18	Clause 9.17 shall not prohibit disclosure of any information if and to the extent:

9.18.1	the disclosure or use if required by law, any regulatory body or recognised stock exchange on which the shares of the Company or any Associated Company are listed;

9.18.2	the disclosure or use is required for the purpose of any judicial proceedings arising out of this deed;

9.18.3	the disclosure is made to professional advisors of the Company or the Director, or by the Company to its Directors and employees and Directors and employees of any Associated Company who need to know such information to discharge their duties, on terms that such professional advisers, Directors or employees agree to keep such information confidential;

9.18.4	the information is or becomes publicly available (other than by breach of this deed); or

9.18.5	the other party has given prior to approval to the disclosure or use,

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9.18.6	provided that prior to disclosure or use by either party of any information pursuant to this clause, that party shall promptly notify the other party of such requirement.

9.19	The provisions of clause 9.17 and clause 9.18 shall continue to apply after the termination of the Director’s appointment as a Director of the Company, any Associated Company or all or any of them, without any limitation in time.

Governing Law and Jurisdiction

9.20	This Deed and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

9.21	Each Party irrevocably agrees for the benefit of the Company that the Courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Deed or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

9.22	Each Party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

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This Indemnity has been executed as a Deed and is delivered on the date shown above.

Executed as a Deed by
ARRIS INTERNATIONAL PLC acting by	(Signature)
[insert name of director •]
in the presence of:

(Name of witness)

(Signature of witness)

(Address of witness)

Executed as a Deed by
[insert name of director •]	(Signature)
in the presence of:

(Name of witness)

(Signature of witness)

(Address of witness)

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